Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated June 17, 2013 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, “blue sky,” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of S&W (as defined below) by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

by

SMITH & WESSON HOLDING CORPORATION

of

Up to 7,500,000 Shares of Common Stock

(including Series A Junior Participating Preferred Stock Rights)

at a Purchase Price of $10.00 per Share

Smith & Wesson Holding Corporation, a Nevada corporation (“S&W,” “we,” or “us”), is offering to purchase for cash up to 7,500,000 shares of its common stock, par value $0.001 per share (“Shares”), together with the associated rights to purchase Series A Junior Participating Preferred Stock of S&W, par value $0.001 per share, issued pursuant to the Rights Agreement, dated August 25, 2005, between S&W and Interwest Transfer Company, Inc., as Rights Agent, at a price of $10.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (“Purchase Price”), upon the terms and subject to the conditions described in the Offer to Purchase dated June 17, 2013 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).

THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EVENING OF MONDAY, JULY 15, 2013, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN TERMS AND CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF S&W, THE BOARD, THE INFORMATION AGENT (AS DEFINED BELOW), THE DEALER MANAGER (AS DEFINED BELOW), OR THE DEPOSITARY (AS DEFINED BELOW) HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, AND/OR BROKER.

The Offer is being made to utilize our financial resources, to provide value to our stockholders, and to provide all of our stockholders with the opportunity to receive a return of some or all of their investment if they so elect. If we complete the Offer, stockholders that do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

For Shares to be properly tendered in the Offer:

•

the certificates for Shares, or confirmation of receipt of Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by Interwest Transfer Company, Inc. (the “Depositary”) at its address set forth on the back cover page of the Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, or other nominee, must contact their broker, dealer, commercial bank, trust company, or other nominee to tender their Shares. Stockholders that hold Shares through nominees are urged to consult their nominee to determine whether any charges may apply if stockholders tender Shares through such nominee and not directly to the Depositary.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless we have already accepted tendered Shares for payment, a stockholder may withdraw his or her tendered Shares at any time after 12:00 midnight, New York City time, on the evening of August 12, 2013 (40 business days following the date of the Offer to Purchase). For a withdrawal to be effective, the Depositary must receive a written notice of withdrawal in a timely manner at one of its addresses set forth on the back cover page of the Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of Shares to be withdrawn, if different from the person who tendered Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, and will be final and binding on all parties. We reserve the right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of S&W, the Depositary, Cowen and Company, LLC (the “Dealer Manager”), Innisfree M&A Incorporated (the “Information Agent”), or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the Purchase Price for up to 7,500,000 Shares, if properly tendered in the Offer and not properly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of Shares for payment pursuant to the Offer.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

Upon the terms and subject to the conditions of the Offer, if greater than 7,500,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered Shares in the following order of priority:

•

First, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, we will purchase all other Shares properly tendered and not properly withdrawn, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased 7,500,000 Shares.

•

Second, only if necessary to permit us to purchase 7,500,000 Shares, from stockholders that have tendered their Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

In the event of proration, we will determine the final proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration or conditional tenders, will be returned to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares.

We expressly reserve the right, in our reasonable discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 of the Offer to Purchase shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and reject for payment, and not pay for any, Shares not theretofore accepted for payment or paid for or, subject to applicable law, postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7 of the Offer to Purchase, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.

Generally, if you are a U.S. Holder (as defined in Section 14 of the Offer to Purchase), the receipt of cash from us in exchange for Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from S&W. All stockholders should review the discussion in Section 14 of the Offer to Purchase regarding certain U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of Shares we purchase and a corresponding reduction in total cash and cash equivalents.

Copies of the Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies, and similar persons or entities whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Any questions or requests for assistance may be directed to the Information Agent or Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal, or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

599 Lexington Avenue

New York, New York 10022

(212) 201-4888

June 17, 2013

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